Exhibit 8.1

May 14, 2009

MK Arizona Corp.

333 Sandy Spring Circle, Suite 223

Atlanta, Georgia 30328

Re:	Registration Statement of MK Arizona Corp.

Gentlemen:

We have acted as United States counsel to MK Arizona Corp., a Delaware corporation (the “Company”), in connection with the transactions described in the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company on September 15, 2008, as amended through the date hereof (the “Registration Statement”), including, generally, the merger, conversion and business combination transactions described in the Registration Statement. The terms “merger,” “conversion” and “business combination” have the meanings ascribed to them in the Registration Statement.

As United States counsel to the Company, we have reviewed the Registration Statement (including all exhibits thereto). In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and not verified the accuracy of the factual matters set forth in the above-referenced documents. We have also assumed that the merger, conversion and business combination transactions will be consummated in accordance with the terms of the documents pertaining thereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law, and that the merger and conversion will be reported in a manner consistent with the treatment of such transactions as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

MK Arizona Corp.

May 14, 2009

Based on the foregoing and subject to the assumptions, limitations and qualifications stated therein and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law as set forth in the Registration Statement under the captions: (i) ‘ Taxation – Material United States Federal Income Tax Considerations’; (ii) ‘Summary – Certain U.S. Federal Income Tax Consequences’; (iii) ‘Risk Factors – There is a risk that MK Cayman could be treated as a U.S. domestic corporation for U.S. federal income tax purposes after the conversion and business combination, which could result in significantly greater U.S. federal income tax liability to MK Cayman.’; (iv) ‘Risk Factors – MK Arizona would recognize gain (but not loss) for U.S. federal income tax purposes as a result of the conversion, which would result in increased U.S. federal income tax liability to MK Arizona.’; (v) ‘Risk Factors – There is a risk that MK Cayman will be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of ordinary shares or warrants of MK Cayman.’; (vi) ‘ Risk Factors – The tax opinion provided to MK Arizona does not provide a ‘will’ level of comfort on certain of the tax issues discussed in the tax disclosure and does not address all tax issues, including those that are dependent on future facts or events. If the tax authorities were to assert a position contrary to a qualified opinion, such position may negatively affect security holders.’; and (vii) ‘The Business Combination Proposal – Certain U.S. Federal Income Tax Consequences.

This opinion is based upon the existing provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the Unites States Internal Revenue Service (“IRS”) and judicial decisions in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Because this opinion is being delivered prior to the effective time of the merger, the conversion and the business combination, this opinion must be considered prospective and dependent upon future events. Our opinion is based on the facts, representations and assumptions set forth in the Registration Statement and this opinion. If any of the facts, or assumptions is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

This opinion is issued in connection with the Registration Statement, and may not be relied on for any other purpose without our prior written consent. Notwithstanding the foregoing, nothing herein shall be construed as a limitation on the Company’s ability to disclose the tax treatment or tax structure of the proposed transactions.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

No opinion is expressed as to any federal income tax consequence of the merger, the conversion or the business combination except as specifically set forth herein. This opinion may not be relied upon except with respect to the federal income tax consequences specifically discussed herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, to the discussions of our opinion as it appears in the prospectus included in the Registration Statement, and to the reference to our firm name in the Registration Statement under the captions “Risk Factors – The tax opinion provided to MK Arizona does not provide a “will” level of comfort on certain of the tax issues discussed in the tax disclosure and does not address all tax issues, including those that are dependent on future facts or events. If the tax authorities were to assert a position contrary to that described in this proxy statement/prospectus, such position (if sustained) may negatively affect security holders.”; “Taxation – Material United States Federal Income Tax Considerations” and “Legal Matters,” without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Cozen O’Connor

Cozen O’Connor